UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 oR 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported)
January 26, 2022

Rent-A-Center, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-38047	45-0491516
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5501 Headquarters Drive
Plano, Texas 75024
(Address of principal executive offices and zip code)

(972) 801-1100
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 Par Value	RCII	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.		☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Director

On January 27, 2022, Rent-A-Center, Inc. (“Rent-A-Center”) announced by press release that, effective January 26, 2022, Ms. Jen You has been elected to the Rent-A-Center Board of Directors (the “Board”) as a new independent director. At this time, Ms. You has not been appointed to any committees of the Board. Ms. You will stand for re-election to the Board at the Company's 2022 annual stockholders meeting, together with all other members of the Board.

Ms. You is an accomplished technology executive. Ms. You currently serves as Head of Product for Uber Rides, a leading global mobility as a service provider, where she leads a global product organization building consumer experiences and reimagining mobility in over 80 countries around the world. Prior to her current position, Ms. You served as VP Growth for RippleX Platform, a provider of technology infrastructure, tools, services, programs and support for creation on the XRP Blockchain Ledger (XRPL), from April 2020 to January 2021; VP Technology Products, Growth & Monetization Strategy, for WeWork, a provider of flexible shared workspaces, from October 2018 to April 2020; and VP Product & Operations for UnitedMasters, a leading digital content distribution company, from December 2016 to August 2018. Prior to that, she served various product and business roles at Facebook (now Meta), a leading social media platform, from 2012 to 2016. In 2020, Ms. You led the launch of a new open-source payment protocol called PayID reaching over 125 million consumers globally, and launched the Open Payments Coalition, a consortium of the world’s largest wallets and exchanges collaborating to make payments more open and interoperable for all consumers. Ms. You received an AB from Harvard College, and an MBA from Stanford Graduate School of Business.

There are no related person transactions involving Ms. You in which Rent-A-Center is a participant requiring disclosure pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Ms. You will receive the following compensation for her services on the Board, as provided by Rent-A-Center’s current compensation program for its independent directors. Ms. You may also receive additional compensation for service on one or more Board Committees in the future.

Element	Description	Amount
Annual Cash Retainer for Board Service	Payable to the non-employee directors of the Board	$77,500

Annual Grant of Deferred Stock Units (“DSU”)	Annual equity award to each non-employee director in the form of DSUs pursuant to Rent-A-Center’s long-term incentive plan. Each DSU represents the right to receive one share of Rent-A-Center common stock. The award is fully vested upon grant and the shares covered by the award are issued upon the termination of the director’s service as a member of the Board. DSUs do not have voting rights.	Units valued at $132,500 (as of the grant date)

Optional DSU Deferral Awards	Ability to elect each year to defer all or some of the following year’s (1) cash retainers and (2) cash dividends payable on outstanding record date DSUs, into additional DSUs. A company match of 25% is applied to deferred cash retainers and deferred cash dividends when calculating the DSUs.	Based on amount of any cash retainers and cash dividends deferred, plus 25% match

Cash Dividend Equivalents on DSUs	Unless deferred as described above, the number of DSUs held by a director as of the dividend record date are entitled to receive cash dividends, if and when declared by the Board, as if the DSUs were issued and outstanding shares of Rent-A-Center common stock.	Based on the number of DSUs held as of the dividend record date and the dividend/share

Departure of EVP – Chief Development Officer

On January 28, 2022, Rent-A-Center announced that Ms. Catherine Skula, Executive Vice President – Chief Development Officer of Rent-A-Center, will be departing Rent-A-Center. Ms. Skula ceased serving as Chief Development Officer and an officer of Rent-A-Center on January 24, 2022 and we expect her employment with Rent-A-Center to end on April 4, 2022. In connection with her departure, Ms. Skula will be entitled to receive the payments and benefits provided by her existing Executive Transition Agreement dated December 29, 2017 (“ETA”), subject to the terms and conditions of the ETA.

Item 7.01 Regulation FD Disclosure.

A copy of the press release announcing the election of Ms. You as a new Rent-A-Center director, as described under Item 5.02, is furnished herewith as Exhibit 99.1 and is incorporated in this Item 7.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
99.1	Furnished press release announcing the election of Ms. You as a new Rent-A-Center director
104	Cover Page Interactive Data File (formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENT-A-CENTER, INC.

Date: January 28, 2022	By:	/s/ Bryan Pechersky
Bryan Pechersky
Executive Vice President, General Counsel and Secretary